Exhibit 5.1

Locke Lord LLP 111 Huntington Avenue Boston, MA 02199 Telephone: 617-239-0100 Fax: 617-227-4420 www.lockelord.com

November 22, 2021

PTC Inc.

121 Seaport Boulevard

Boston, MA 02210

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale by Rockwell Automation, Inc. (“Rockwell Automation”), through the wholly-owned subsidiary thereof identified in the Registration Statement, of up to 10,582,010 shares of Common Stock, $0.01 par value per share (the “Shares”), of PTC Inc., a Massachusetts corporation (the “Company”).   We have been advised that the Shares were issued pursuant to the Securities Purchase Agreement, dated as of June 11, 2018, between the Company and Rockwell Automation.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the Securities Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. We have also assumed that the Shares will be sold in the manner described in the Registration Statement.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

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PTC Inc.

November 22, 2021

The opinion expressed above is limited to the Massachusetts Business Corporation Act and the federal laws of the United States.  This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Locke Lord LLP

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